Exhibit d(6)

ACTIONS SEMICONDUCTOR CO., LTD.

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Option Agreement”) is made and entered into as of the date of grant set forth below (“Date of Grant”) by and between Actions Semiconductor Co., Ltd., a company organized and existing under the laws of the Cayman Islands (the “Company”), and the participant named below (the “Optionee”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2007 Equity Performance and Incentive Plan (the “Plan”).

Optionee:   _____________

Total Number of Shares subject to the Option Right: ________________

Option Price Per ADS: US$___6 (1ADS=6 Ordinary Shares)

Date of Grant:    __

Expiration Date: Subject to Section 5 hereof, the Expiration Date for the Option Right shall be the tenth anniversary of the Date of Grant.

1.     Grant of Option Right

The Company hereby grants to the Optionee an Option Right to purchase the total number of Shares of the Company set forth above (the “Shares”) at the Option Price Per ADS set forth above (the “Option Price”), subject to the terms and conditions of this Option Agreement and the Plan. [This Option Right is intended to be an “incentive stock option” (within the meaning of section 422 of the United States Internal Gross Margin Code of 1986, as amended (the “U.S. Code”)), and shall be construed in a manner consistent with that intent. To the extent that all or any portion of this Option Right fails to satisfy the requirements to be an incentive stock option under the U.S. Code, this Option Right or portion of this Option Right shall be treated as a nonqualified stock option under the U.S. Code.]

2.     Exercise of Option Right

2.1     Right to Exercise: Except as otherwise provided herein, the Option Right shall become exercisable as follows:

[INSERT VESTING SCHEDULE]

Notwithstanding the foregoing, the Option Right shall expire in its entirety or in part on the applicable Expiration Date as set forth above or earlier as provided in Section 5.

2.2     Method of Exercise: Exercise of the Option Right shall be by written notice to the Company which must state the election to exercise the Option Right, the number of Shares for which the Option Right is being exercised and such other representations and agreements as to the Optionee’s investment intent with respect to such Shares as may be required pursuant to the provisions of this Option Agreement. The written notice must be signed by the Optionee (or the Optionee’s legal representative or other person who acquired the right to exercise the Option Right by reason of the Optionee’s death or the family member to whom the Option Right was transferred in accordance with the terms of Section 3 of this Option Agreement) and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, or other authorized officer of the Company, prior to the applicable Expiration Date or the termination of the Option Right as set forth in Section 5, and if applicable, accompanied by full payment of the aggregate Option Price for the number of Shares being purchased. If the Option Right is being exercised by anyone other than the Optionee, if not already provided, the written notice must be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option Right under the Plan, this Option Agreement, and all applicable laws and regulations. The Option Right shall be deemed to be exercised upon receipt by the Company of such written notice and, if applicable, the aggregate Option Price.

2.3     Payment of Option Price: Payment of the aggregate Option Price for the number of Shares for which the Option Right is being exercised shall be made (a) in cash, by check, or cash equivalent in United States Dollars, (b) if, but only if, the Company has previously established (and has not terminated) a Cashless Exercise program for use by residents of the People’s Republic of China (the “PRC”) who have been granted Option Rights under the Plan, then by means of a Cashless Exercise in full compliance with such program, or (c) by any combination of the foregoing. A “Cashless Exercise” means the delivery of a properly executed notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Shares acquired upon the exercise of the Option Right pursuant to a program or procedure approved by the Company. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to decline to approve or terminate any such program or procedure.

2.4     Tax Withholding: At the time the Option Right is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee, if an employee of the Company, hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent then permitted under Section 2.3), any sums required to satisfy any PRC or other tax withholding obligations of the Company, if any, which arise in connection with the Option Right, including, without limitation, obligations arising upon (a) the exercise, in whole or in part, of the Option Right, (b) the transfer, in whole or in part, of any shares acquired upon exercise of the Option Right, (c) the operation of any law or regulation providing for the imputation of interest, or (d) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option Right. The Option Right is not exercisable unless the tax withholding obligations of the Company are satisfied. Accordingly, the Company shall have no obligation to deliver Shares until the tax withholding obligations of the Company, if any, have been satisfied by the Optionee.

2.5     Certificate Registration: Except in the event the Option Price is paid by means of a Cashless Exercise, the certificate for the Shares as to which the Option Right is exercised shall be registered in the name of the Optionee.

2.6     Restrictions on Grant of the Option Right and Issuance of Shares: The grant of the Option Right and the issuance of Shares upon exercise of the Option Right shall be subject to compliance with all applicable requirements of United States and PRC law with respect to such securities. The Option Right may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable United States or PRC securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, the Option Right may not be exercised unless (a) a registration statement under the U.S. Securities Act of 1933 (the “Securities Act”) shall at the time of exercise of the Option Right be in effect with respect to the shares issuable upon exercise of the Option Right or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option Right may be issued in accordance with the terms of an applicable exemption or exception from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION RIGHT MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION RIGHT WHEN DESIRED EVEN THOUGH THE OPTION RIGHT IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option Right shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option Right, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

2.7     Fractional Shares: The Company shall not be required to issue fractional shares upon the exercise of the Option Right.

3.     Nontransferability of the Option Right

The Option Right may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative and may not be assigned or transferred in any manner except (a) by will or by the laws of descent and distribution or (b) without payment of consideration therefor, to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act) of the Optionee; provided, however, that such transfer will not be effective until notice of such transfer is delivered to the Company; and provided, further, however, that any such transferee is subject to the same terms and conditions hereunder as the Optionee. Following the death of the Optionee, the Option Right, to the extent provided in Section 5, may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

4.     Termination of the Option Right

The Option Right shall terminate and may no longer be exercised after the first to occur of (a) the applicable Expiration Date as set forth above or (b) the last date for exercising the Option Right following termination of the Optionee’s service as described in Section 5.

5.     Effect of Termination of Service

5.1     Option Right Exercisability:

(a)     Disability: If the Optionee’s service with the Company terminates because of the disability of the Optionee, the Option Right, to the extent unexercised and exercisable on the date on which the Optionee’s service with the Company terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s service with the Company terminated, but in any event no later than the Expiration Date for the last tranche of Shares subject to the Option Right to have become exercisable.

(b)     Death: If the Optionee’s service with the Company terminates because of the death of the Optionee, the Option Right, to the extent unexercised and exercisable on the date on which the Optionee’s service with the Company terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option Right by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s service with the Company terminated, but in any event no later than the Expiration Date for the last tranche of Shares subject to the Option Right to have become exercisable. The Optionee’s service with the Company shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee’s termination of his or her service with the Company.

(c)     Other Termination of Service: If the Optionee’s service with the Company terminates for any reason other than disability or death, the Option Right, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee’s service with the Company terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months (or such other longer period of time as determined by the Board, in its discretion) after the date on which the Optionee’s service with the Company terminated, but in any event no later than the Expiration Date for the last tranche of Shares subject to the Option Right to have become exercisable.

(d)     Extension if Exercise Prevented by Law: Notwithstanding the foregoing, if the exercise of the Option Right within the applicable time periods set forth in Section 5.1 is prevented by the provisions of Section 2.6, the Option Right shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option Right is exercisable, but in any event no later than the Expiration Date for the last tranche of Shares subject to the Option Right to have become exercisable.

6.     Adjustments For Changes In Capital Structure

The Board shall make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights granted hereunder, in the Option Price, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also value any Option Rights that are underwater at the time of any such transaction or event at zero.

7.     Rights as a Shareholder, Employee or Consultant

The Optionee shall have no rights as a shareholder with respect to any shares covered by the Option Right until the date of the issuance of a certificate for the shares for which the Option Right has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 6. If the Optionee is an employee of the Company, the Optionee understands and acknowledges that, unless otherwise provided in a separate, written employment agreement between the Company and the Optionee, the Optionee’s employment is for no specified term. If the Optionee is a Director and subsequently becomes an employee of the Company while remaining a member of the Board, the Option Right shall not be affected thereby. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the service of the Company or interfere in any way with any right of the Company to terminate the Optionee’s service as an employee, consultant or Director, as the case may be, at any time.

8.     Compliance with PRC Laws

8.1     Compliance with PRC Securities Laws: The Optionee understands that the PRC Securities Regulatory Commission (“SRC”) has yet to determine if Chinese citizens shall be accorded full rights to hold securities of foreign privately-held or publicly-listed entities outside the PRC or any options or other rights to acquire such securities. Accordingly, the Optionee agrees that should the SRC, or any other governmental or regulatory authority in the PRC materially restrict the rights or obligations of the Company or of the Optionee hereunder, in the sole opinion of the Board, the Company shall be entitled to amend any term or provision of the Plan and this Option Agreement, as appropriate and necessary in the Board’s sole discretion, so as to comply with such governmental or regulatory requirements. This right to amend includes, but is not limited to, the right to terminate the Optionee’s rights hereunder in full, as well as the right to repurchase any shares that may have been sold hereunder without obtaining the Optionee’s consent or the consent of any other person or entity for the purposes of this Section 8.1.

8.2     Compliance with PRC Foreign Exchange Laws: If the State Administration of Foreign Exchange (“SAFE”) of the PRC deems the Optionee to be a PRC national or resident, or a person without PRC nationality or residency who habitually resides in the PRC due to reasons of economic interest, the Optionee shall, prior to exercise of the Option Right, complete all required registration procedures with SAFE in accordance with the relevant SAFE regulations then in effect. The Optionee shall bear all liabilities for his or her failure or delay in complying with such SAFE regulations.

8.3     Compliance with PRC Tax Laws: The Optionee understands that at the time the Option Right is exercised, in whole or in part, any gain deemed under the PRC tax laws as compensation for work in the PRC is subject to PRC individual income tax. Accordingly, the Optionee, if an employee of the Company, hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the PRC tax withholding obligations of the Company. Furthermore, the Optionee shall indemnify the Company with respect to any tax assessed in the PRC or elsewhere with respect to the Optionee’s exercise of the Option Right.

9.     Restrictions on Transfer of Shares

No shares acquired upon exercise of the Option Right may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Optionee), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Option Agreement and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any shares which would have been transferred in violation of any of the provisions set forth in this Option Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any purported transferee to whom such shares would have been so transferred.

10.     Administration

All questions of interpretation concerning this Option Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Option Right.

11.     Miscellaneous Provisions

11.1    Binding Effect: Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.2   Termination or Amendment: The Board may terminate or amend the Plan or the Option Right at any time; provided, however, that no such termination or amendment may adversely affect the Option Right or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

11.3    Notices: Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature or at such other address as such party may designate in writing from time to time to the other party.

11.4    Integrated Agreement: This Option Agreement and the Plan constitute the entire understanding and agreement of the Optionee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Option Agreement shall survive any exercise of the Option Right and shall remain in full force and effect.

11.5    Applicable Law: This Option Agreement shall be governed by the internal substantive laws of the Cayman Islands.

11.6    Counterparts: This Option Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the parties to this Option Agreement have caused this Option Agreement to be duly executed by their respective duly authorized representatives, effective as of the Date of Grant.

Actions Semiconductor Co., Ltd.		Optionee:

By:		By:

Name:		Name:

Title:	CFO	Date:

Date:

[Signature page to Option Agreement]